Exhibit 99.1
Sovran Self Storage, Inc 6467 Main St., Buffalo, NY 14221 (716) 633-1850
FOR IMMEDIATE RELEASE

January 20, 2015

Sovran Self Storage, Inc. Announces Promotions, Changes in Executive Positions

Buffalo, New York, January 20, 2015 - Sovran Self Storage, Inc., (NYSE:SSS), a self storage real estate investment trust (REIT), announced promotions and changing roles of several of its executive personnel.

Paul T. Powell has assumed the title of Chief Investment Officer, responsible for the acquisition, disposition and development of the Company’s self storage assets.  Mr. Powell has served the Company in various capacities since 1997, most recently as Executive Vice President of Real Estate Investment.  Prior to joining Sovran, he was Director of Storage Operations for a Virginia based self storage entity.

Edward F. Killeen has assumed the title of Chief Operating Officer.   Mr. Killeen joined the Company in 1997 and has held a number of positions in the property management, marketing and operations departments, and has most recently held the title of Executive Vice President of Real Estate Management.  Prior to joining the Company, Mr. Killeen was a senior executive of a multi-state apparel retailer.

Robert J. Attea remains the Company’s Executive Chairman and will advise Mr. Powell in his newly expanded role and work with other senior executives concerning overall corporate strategy.  Kenneth F. Myszka will retain his position as the Company’s President and will likewise advise Mr. Killeen as he assumes the COO position and continue working with the executive team.  The changes are part of an organized succession plan approved by the Company’s Board of Directors, and the employment contracts of both Mr. Attea and Mr. Myszka have been modified.  Both will continue to serve on the Board of Directors of the Company.

David Rogers, the Company’s Chief Executive Officer commented, “Paul and Ed are key members of our management team, and are well prepared for their more senior roles.  Further, we’re fortunate to have the experience and counsel of Bob and Ken in the coming years.  Each has over 30 years in the self storage business and offers a wealth of knowledge to all of us.”

About Sovran Self Storage, Inc.

Sovran Self Storage, Inc. is a self-administered and self-managed equity REIT that is in the business of acquiring and managing self storage facilities.  The Company operates over 500 self storage facilities in 25 states under the name “Uncle Bob’s Self Storage”®.  For more information, visit www.unclebobs.com, like us on Facebook, or follow us on Twitter.